UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2016

SENSE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

000-29990
(Commission File Number)

British Columbia	90010141
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

2535 N. Carleton Avenue, Grand Island, NE	68803
(Address of principal executive offices)	(Zip Code)

(303) 381-1355
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sense Technologies, Inc. (the "Company") entered into a final agreement with R and D, USA, LLC for the acquisition of the business assets comprising R and D USA, LLC's means of production of soy meal and soy oil products and non-GMO soy products, certified organic soy products, refined soy oils, agricultural soy oils, and other related specialty soy-based soil enhancer crop products, including all intellectual and intangible property related thereto.

The transaction is structured as a sale of the Business Interests to the Company, in consideration for which the Company is raising $1,000,000 for the purpose of working capital for the all-natural soybean extrusion and expeller press mill, and is issuing two million common shares and 700,000 of voting $10 Class B convertible preferred shares in the Company to the Member/Managers of R and D, USA, LLC and/or their assigns.

The execution of this final agreement is based upon Sense Technologies, Inc. and R and D, USA, LLC each having satisfactorily completed their respective due diligence reviews.

Any consummation of this transaction will be performed in compliance with applicable securities laws and regulations.

Contemporaneously with the filing of this current report, we plan to issue a press release announcing the execution of the agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed with this report:

Exhibit
Number	Description

10.1	Agreement dated September 7, 2016 and entered into by and between Sense Technologies, Inc. of Grand Island, NE and R and D, USA, LLC, a Nebraska Limited Liability Company.

99.1	Press Release dated September 21, 2016

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSE TECHNOLOGIES, INC.

September 21, 2016	By:	/s/ BRUCE E. SCHREINER
Bruce E. Schreiner, President and Director